EXHIBIT A

BIOGOLD FUELS CORPORATION
FIRST AMENDMENT TO SECURITIES
PURCHASE AGREEMENT
This First Amendment to Note and Stock Purchase Agreement (this “Amendment”) is entered into as of November 4, 2008, by and between BioGold Fuels Corporation, a Nevada corporation (the “Company”), and Heritage Opportunity Fund, LLC, a California limited liability company (the “Purchaser”).
WHEREAS, the Company and the Purchaser are parties to a Note and Stock Purchase Agreement dated as of September 2, 2008 (the “Agreement”), pursuant to which Purchaser purchased and the Company issued the First Note and First Warrant (as those terms are defined in the Agreement) on September 2, 2008;
WHEREAS, the Company and Purchaser desire to (i) amend the terms of the Notes (as defined in the Agreement), including the previously issued First Note, pursuant to the terms of the Amended and Restated Senior Convertible Promissory Note (the “Restated Note”) attached hereto as Exhibit B, (ii) amend the terms of the Warrants (as defined in the Agreement), including the previously issued First Warrant, pursuant to the terms of the Amended and Restated Warrant (the “Restated Warrant”), attached hereto as Exhibit C, and (iii) issue an additional warrant to purchase 36,666,667 shares of the Company’s common stock at an exercise price of $0.03 per share.
WHEREAS, any capitalized term not defined herein shall have the meaning ascribed to it in the Notes, the Warrants, or the Security Agreement (as defined below) (taken together, the “Ancillary Agreements”);
WHEREAS, in connection with entering into this Amendment, the parties also wish to amend the Amended and Restated Senior Secured Promissory Note, dated September 2, 2008, held by Heritage Holding Group, LLC (as amended and restated, the “Prior Note”); and
WHEREAS, the parties hereto have agreed to amend certain provisions of the Agreement, amend and restate the Notes, amend and restate the Warrants, and amend and restate the Prior Note, and enter into the Securities Agreement contemplated in the Agreement (attached hereto as Exhibit D), in consideration of and in connection with the Purchaser providing additional financing to the Company in the Second Closing (as that term is defined in the Agreement).

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NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1. Amendment of Section 1(a): Section 1(a) shall be replaced in its entirety by the following:
“Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase and the Company agrees to sell and issue to the Purchaser a secured convertible promissory note (a “Note”) in the principal amount of $287,500 (the “First Note”) and a Warrant to purchase 19,166,667 shares of the Company’s common stock (the “First Warrant”) at the First Closing (as that term is defined below) and (ii) a Note in the principal amount of $294,117 (the “Second Note”) and a Warrant to purchase 19,607,700 shares of the Company’s common stock (the “Second Warrant”) at the Second Closing, as that term is defined below. Purchaser may, but is not required to, participate in a Third Closing (as that term is defined below) on the same terms as the Second Closing described above. In addition, simultaneously with the Second Closing, the Company shall issue a Warrant to purchase 36,666,667 shares of the Company’s common stock with an exercise price of $0.03 per share.”
2. Amendment of Section 1(c): Section 1(c)(i) shall be replaced in its entirety by the following:
“Purchaser shall have the option, in its sole discretion, to purchase from the Company a Note and Warrant in the Third Closing as described above. At each Closing, the Company shall deliver to Purchaser the executed Note and Warrant against payment of the Purchase Price therefore by check payable to the Company or by wire transfer to a bank designated by the Company.”
Section 1(c)(ii) shall be replaced in its entirety by the following:
“The “Purchase Price” for each Note and Warrant shall equal the principal amount of the Note minus the Loan Origination Fee. The “Loan Origination Fee” shall equal 15% of the principal amount of such Note. The parties hereto agree that the Loan Origination Fee has been fully earned by Purchaser and is non-refundable. Purchaser, in its sole discretion, may off-set the Loan Origination Fee from any amounts provided under such Note.”
3. Amendment to Section 3: The following subsections shall be added after Section 3(k):
“(l) Inspection. So long as Purchaser is the holder of at least 10% of the Company’s common stock on an as-converted and fully-diluted basis or there is an outstanding balance due under any of the Prior Note or the Notes, the Company shall permit Purchaser at Purchaser’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be reasonably requested by the Purchaser; provided, however, that the Company may require the Investor to execute a confidentiality and nondisclosure agreement prior to any such visit and inspection.

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(m) Observer Rights. So long as Purchaser is the holder of at least 10% of the Company’s common stock on an as-converted and fully-diluted basis or there is an outstanding balance due under any of the Prior Note or the Notes, the Company shall invite a representative of Purchaser to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and all other materials that it provides to the directors; provided, however, that such representative agrees in writing to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative
(n) Protective Provisions. So long as Purchaser is the holder of at least 10% of the Company’s common stock on an as-converted and fully-diluted basis or there is an outstanding balance due under any of the Prior Note or the Notes, the Company shall not without the prior written consent of Purchaser (which may be granted or withheld it is sole and absolute discretion) after giving at least ten (10) business days notice: (i) issue new shares of the Company’s common stock; (ii) create (by reclassification or otherwise) any new class of securities, including preferred stock and subordinated convertible debt; (iii) enter into any financing transaction or series of transactions; (iv) enter into any transaction or series of transactions whose value is greater than $50,000; (v) enter into any Change in Control (as that term is defined below); or (vi) offer any securities (other than securities issued pursuant to employee benefit plans up to a maximum of 500,000 shares) to any person or entity.
The term “Change in Control” shall mean any (i) merger or consolidation of the Company with or into any other corporation or entity, in which transaction the Company’s stockholders immediately prior to the transaction own immediately after the transaction less than 50% of the voting power of the surviving corporation (or its parent), (ii) transaction or series of related transactions to which the Company is a party in which an excess of 50% of the Company’s voting power is transferred but not including (x) any transaction or series of transactions involving the Company’s sale of equity securities primarily for capital raising purposes or (y) any transaction or series of related transactions effected exclusively for the purpose of changing the domicile of the Company, (iii) sale, lease or other disposition of all or substantially all of the assets of the Company, or (iv) grant of an exclusive license to all or substantially all of the Company’s intellectual property that is used to generate all or substantially all of the Company’s revenues.”

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(o) Anti-Dilution Provisions. (i) If the Company or any subsidiary thereof, as applicable, at any time while any Note or Warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or any securities of the Company or the subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (a “Subsequent Equity Sale”) entitling any person to acquire shares of Common Stock at an effective price per share less than $0.03 per share (the “Conversion Price”) (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”), then the Conversion Price shall be reduced and only reduced to equal the Base Share Price and the number of shares of Common Stock issuable pursuant to the Note and/or Warrant shall be increased such that the aggregate Conversion Price payable, after taking into account the decrease in the Conversion Price, shall be equal to the aggregate Conversion Price prior to such adjustment.”
(ii) If the Company, at any time while any Note or Warrant is outstanding, shall issue rights, options or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the volume weighted average price of the Common Stock (“VWAP”) for such date (or the nearest preceding date) at the record date mentioned below, then the Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.
4. Amendment of Section 7(i): The following sentence shall be added to the end of Section 7(i):
“In addition, the Company shall reimburse one-half (1/2) of the reasonable legal fees and expenses of Purchaser’s counsel in connection with the negotiation and preparation of the Amendment and all documents related to the Amendment and the Second Closing and the perfection of Purchaser’s security interest in the assets of the Company.”
5. Exhibit A. Exhibit A to the Agreement shall be deleted in its entirety.
6. Remaining Provisions. This Amendment and the amendments to the Agreement effected hereby shall become effective on the date hereof. Except as specifically amended hereby, all terms and conditions of the Agreement shall remain in full force and effect, and the Agreement as amended by this Amendment shall, from and after the date hereof, be read as a single integrated document incorporating the amendments effected hereby.

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[Remainder of Page Intentionally Left Blank]

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The parties have executed this First Amendment to Securities Purchase Agreement as of the date first written above.

COMPANY:

BIOGOLD FUELS CORPORATION

By:	/s/ Steven Racoosin

Name: Steven Racoosin
Title: CEO

	Address:	1800 Century Park East, Suite 600
Los Angeles, CA 90067

PURCHASER:

HERITAGE OPPORTUNITY FUND, LLC

By:	/s/ Ryan Bowers

Name: Ryan N. Bowers
Title: Managing Principal

	Address:	13520 Evening Creek Drive North,
Suite 100, San Diego, CA 92128

/s/ Steven Racoosin

STEVE RACOOSIN

Address:

/s/ Ron Moss

RON MOSS

Address:

EXHIBITS
Exhibit A- [intentionally deleted]
Exhibit B- Form of Amended and Restated Senior Secured Promissory Note
Exhibit C- Form of Amended and Restated Warrant
Exhibit D- Form of Security Agreement

EXHIBIT A
[intentionally deleted]

EXHIBIT B
FORM OF AMENDED AND RESTATED SENIOR SECURED PROMISSORY NOTE

EXHIBIT C
FORM OF AMENDED AND RESTATED WARRANT

EXHIBIT D
FORM OF SECURITY AGREEMENT